Exhibit 10.1

Summary of Fiscal 2005 Salaries and Target Bonus
for the Named Executive Officers
of Panera Bread Company

The following table sets forth fiscal year 2005 salaries and target bonus for each of the Company’s named executive officers.(1)

	Base Salary (4) (5)(6)		Target Bonus(4) (5)(6)
Name and Title of
Executive Officer (3)	2005		2005
Ronald M. Shaich	$500,000	(7)	100% (7)
Chairman and Chief
Executive Officer

Mark A. Borland	$300,000		40%
Senior Vice President,
Chief Supply Chain
Officer

Scott G. Davis	$300,000		40%
Senior Vice President,
Chief Concept Officer

Mark E. Hood	$256,000		30%
Senior Vice President,
Chief Financial Officer

Michael J. Kupstas	$300,000		40%
Senior Vice President, Chief
Franchise Officer

Michael J. Nolan	$300,000		40%
Senior Vice President,
Chief Development
Officer

Neal J. Yanofsky	$450,000		50%
Executive Vice President,
Chief Administrative
Officer

Paul E. Twohig (2)	N/A	(2)	N/A (2)
Former Executive Vice
President, Chief
Operating Officer

(1)	The named executive officers were generally determined by reference to the Company’s Proxy Statement dated April 21, 2004 and as expected to be named in the Company’s 2005 Proxy Statement.

(2)	Mr. Twohig tendered his resignation on November 28, 2004.

(3)	Mr. Shaich is not a party to any written employment agreement with the Company and thus is an “at will” employee. The Company retains the right to unilaterally decrease or increase his base salary at any time during the year. All other named executive officers are also “at will” employees. However, certain of them are or were parties to employment agreements and other compensation arrangements that have been filed as exhibits to the Company’s Annual Report on Form 10-K or in other filings with the Securities and Exchange Commission and are listed in the Exhibit Index hereto and incorporated by reference herein. See the Company’s Current Report on Form 8-K filed on March 10, 2005 for additional information regarding Mr. Shaich’s compensation arrangements.

(4)	The Company’s Compensation and Stock Option Committee (the “Committee”) conducts an annual review of, and recommends, the compensation package for the Company’s Chairman and Chief Executive Officer, including his annual base salary, annual bonus performance levels and long-term incentive performance levels. The Committee also establishes compensation for the Company’s other executive officers in consultation with the Company’s Chief Executive Officer. In March of each year, the Committee reviews the financial performance plan for that year, and establishes targeted compensation based upon targeted pre-tax earnings in the plan. The Committee also may consider various qualitative performance measures from year to year, but the primary metric is pre-tax earnings. Changes in salary depend upon overall Company performance as well as levels of base salary paid by companies of similar size in the industry. Base salaries also generally increase concurrent with an officer’s promotion or an increase in responsibilities, as may be determined from time to time.

(5)	In determining the bonus amount, the Committee considers comparable industry overall compensation packages, performance against individual goals, and Company performance. Based on these factors, the Chief Executive Officer receives a bonus in a predetermined amount if the Company achieves its financial and strategic objectives for the fiscal year, including a pre-tax earnings target, as described in note (4) above. His target bonus is reduced or increased if the Company falls short of, or exceeds, the objectives by predetermined percentages, and may be further adjusted either up or down based on a subjective evaluation of such performance. The Chief Executive Officer may elect to take his bonus in cash or in the form of 6-year, fully vested, stock options for that number of shares of Class A Common Stock that could be purchased with an amount equal to two times the cash value of his bonus. The exercise price of the option would be equal to the fair market value of our Class A Common Stock on the date of grant. Bonuses for the Company’s other executive officers are based on his or her performance against individual goals, operating group performance and other subjective criteria as well as overall Company performance, with a target bonus generally in the range of 30% to 50% of the individual’s base salary. The individual’s (including the CEO’s) maximum potential bonus opportunity is equal to twice the amount of the target bonus opportunity.

(6)	The Company’s executive officers are also eligible to participate in the 2001 Employee, Director and Consultant Stock Option Plan. Options vest in four equal installments beginning two years after the grant date and have a six-year term. From time to time, executive officers receive compensation in the form of personal chartered air travel, car lease and car insurance payments, matching contributions to the Company’s 401(k) plan, life insurance premiums, relocation reimbursements and other forms of compensation.

They also are entitled to participate in the Company’s employee stock purchase plan and other benefit plans.

(7)	Mr. Shaich’s 2005 base salary and target bonus potential was previously determined as reported in the Company’s Current Report on Form 8-K filed on March 10, 2005.